Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

As independent registered public accountants, we hereby consent to the incorporation by reference in the Registration Statements Nos. 333-139592, 333-140372, 333-146856, and 333-147440 on Form S-1, Nos. 333-09917, 333-10117, 333-47098, and 333-131044 on Form S-3, Nos. 333-09909, 333-09911, 333-46086, 333-76812, 333-103101, 333-131051, 333-145454, 333-168606, 333-168607, 333-196937, 333-196940, and 333-204431 on Form S-8 and No. 333-200558 on Form S-4 of our reports dated November 19, 2015, with respect to the consolidated financial statements of Amtech Systems, Inc. as of September 30, 2015 and 2014 and for the years ended September 30, 2015, 2014, and 2013, and with respect to the effectiveness of internal control over financial reporting as of September 30, 2015, included in this Annual Report on Form 10-K.

/s/ MAYER HOFFMAN MCCANN P.C.
Phoenix, Arizona
November 19, 2015